Exhibit 10.1

AGREEMENT REGARDING MASTER LEASES

THIS AGREEMENT REGARDING MASTER LEASES (hereinafter, this “Agreement”) is dated as of the 30th day of September, 2013, and is between VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership (together with its successors and assigns, “Lessor”), and KINDRED HEALTHCARE, INC., a Delaware corporation formerly known as Vencor, Inc. (“Kindred”), and KINDRED HEALTHCARE OPERATING, INC., a Delaware corporation formerly known as Vencor Operating, Inc. (“Operator”; Operator, jointly and severally with Kindred and permitted successors and assignees of Operator and Kindred, “Tenant”).

RECITALS

A. Lessor and Tenant have heretofore entered into (1) that certain Second Amended and Restated Master Lease Agreement No. 1 (such agreement, as heretofore amended, is herein referred to as “ML1”) dated as of April 27, 2007, and Ventas, Inc. executed a Joinder to such ML1 with respect to one (1) leased property which was formerly demised thereunder (Facility No. 4619), (2) that certain Second Amended and Restated Master Lease Agreement No. 2 (such agreement, as heretofore amended, is herein referred to as “ML2”) dated as of April 27, 2007, (3) that certain Second Amended and Restated Master Lease Agreement No. 3 (such agreement, as heretofore amended, is herein referred to as “ML3”) dated as of April 27, 2007, and (4) that certain Second Amended and Restated Master Lease Agreement No. 4 (such agreement, as heretofore amended, is herein referred to as “ML4”) dated as of April 27, 2007, and Ventas, Inc. executed a Joinder to such ML4 with respect to one (1) leased property demised thereunder and which is to be demised under ML5 referenced below (Facility No. 4614) (ML1, ML2, ML3 and ML4 are sometimes collectively referred to herein as “ML1-4”).

B. Lessor and Tenant have heretofore entered into that certain Master Lease Agreement No. 5 (such agreement, as heretofore amended, is herein referred to as “Existing ML5”) dated as of May 23, 2012, and Ventas, Inc. executed a Joinder to such Existing ML5 with respect to the above referenced Facility No. 4619, and, contemporaneously herewith, Lessor and Tenant are entering into that certain Amended and Restated Master Lease Agreement No. 5 (such agreement is herein referred to as “ML5”), and Ventas, Inc. is executing a Joinder to such ML5 with respect to the above referenced Facility Nos. 4614 and 4619. Pursuant to the terms of ML5, certain hospitals and skilled nursing facilities that are demised under ML1-ML4 will, as of the Effective Date referenced in ML5, be demised as Leased Properties under ML5 and as of the Effective Date referenced in ML5, each such Leased Property shall no longer be a Leased Property under the applicable ML1-ML4 in accordance with the provisions of Section 40.16 of such applicable ML1-ML4.

C. Lessor and Tenant desire to enter into certain agreements relating to, and certain amendments of, each of ML1, ML2, ML3, ML4 and ML5 (each of ML1, ML2, ML3, ML4 and ML5 is referred to herein as a “Master Lease” and collectively as the “Master Leases”; each capitalized term that is used in this Agreement and not otherwise defined shall have the same meaning herein as in the Master Leases).

D. Simultaneously herewith, Lessor and Tenant are entering into a Settlement Agreement and Mutual Release with respect to certain matters under ML1-4.

NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Tenant hereby agree as follows:

1. ML1/Renewal Group 8 and ML2/Renewal Group 4. With respect to the Leased Properties that are a part of Renewal Group 8 of ML1 and Renewal Group 4 of ML2, Lessor and Tenant acknowledge and agree that, notwithstanding anything to the contrary contained in ML1 or ML2, (a) the Term of the applicable Master Lease with respect to each such Leased Property is extended so that the Expiration Date for each such Leased Property is April 30, 2020 (and such extension shall be treated as the use of the second of the three available Renewal Term options relative to such Renewal Groups), (b) Base Rent shall continue to escalate with respect to each such Leased Property on the terms set forth in the definition of “Base Rent” in, and Section 3.1 of, the applicable Master Lease on May 1, 2014 and on the first day of each Rent Calculation Year thereafter (but, without limitation of Section 2(c) below, without any Fair Market Rental adjustment of the Base Rent as provided in Article XIX of the applicable Master Lease with respect to the extension of the Term described in clause (a)), and (c) Base Rent shall further increase with respect to such Leased Properties as provided in Section 3 of this Agreement as of October 1, 2014.

2. Certain Terminating Leased Properties. Attached hereto and made a part hereof as Exhibit A is a list of fifty nine (59) skilled nursing facilities (each, a “Terminating Leased Property” and collectively, the “Terminating Leased Properties”), as to which Tenant has irrevocably elected not to exercise its next available option to extend the Master Lease applicable thereto and as to which, by agreement of Lessor and Tenant, the Master Lease applicable thereto shall terminate, as to each such Terminating Leased Property, as of September 30, 2014, rather than April 30, 2015, subject, however, to the terms and conditions of the applicable ML1-ML4, as amended or otherwise affected by this Agreement. For the avoidance of doubt, the Mt. Carmel Leased Property is not a Terminating Leased Property for purposes of this Agreement. Relative to the Terminating Leased Properties and notwithstanding anything to the contrary contained in any of the Master Leases, Lessor and Tenant agree as follows:

(a) To facilitate the transfers and transitions described below in this Section 2, Lessor and Tenant hereby agree to amend the Master Leases as follows, effective as of the date of this letter:

(i) In the case of ML 1,

(x) The definition of “Base Rent” contained in such Master Lease is hereby amended and restated in its entirety to read as follows:

“Base Rent”: (a) For any period prior to September 30, 2013, rent at the annual rate applicable for such period under this Lease prior to its amendment by that certain Agreement

Regarding Master Leases dated September 30, 2013 between Lessor and Tenant, (b) for the period from September 30, 2013 to April 30, 2014, rent at an annual rate equal to $74,737,473 per annum, and (c) for a particular Rent Calculation Year thereafter, an annual rental amount equal to the sum of (i) the Prior Period Base Rent, plus (ii) if the Patient Revenues for the calendar year preceding the commencement of such Rent Calculation Year equaled or exceeded seventy-five percent (75%) of the Adjusted Base Patient Revenues, two and seven-tenths percent (2.7%) of the Prior Period Base Rent. Notwithstanding the foregoing, nothing contained in this definition shall limit the applicability of Section 19.2 and Section 19.3 hereof.

(y) Exhibit C to such Master Lease is hereby amended and restated in its entirety to read as set forth in Exhibit B-1 attached to and made a part of this Agreement.

(ii) In the case of ML 2,

(x) The definition of “Base Rent” contained in such Master Lease is hereby amended and restated in its entirety to read as follows:

“Base Rent”: (a) For any period prior to September 30, 2013, rent at the annual rate applicable for such period under this Lease prior to its amendment by that certain Agreement Regarding Master Leases dated September 30, 2013 between Lessor and Tenant, (b) for the period from September 30, 2013 to April 30, 2014, rent at an annual rate equal to $48,002,845 per annum, and (c) for a particular Rent Calculation Year thereafter, an annual rental amount equal to the sum of (i) the Prior Period Base Rent, plus (ii) if the Patient Revenues for the calendar year preceding the commencement of such Rent Calculation Year equaled or exceeded seventy-five percent (75%) of the Adjusted Base Patient Revenues, the product of (x) the Prior Period Base Rent times (y)(1) two and twenty-five hundredths percent (2.25%), if the CPI Increase, expressed as a percentage, applicable to such Rent Calculation Year is less than 2.25%, (2) four percent (4%), if the CPI Increase, expressed as a percentage, applicable to such Rent Calculation Year is greater than 4%, or (3) the CPI Increase, expressed as a percentage, applicable to such Rent Calculation Year, in all other cases. Notwithstanding the foregoing, nothing contained in this definition shall limit the applicability of Section 19.2 and Section 19.3 hereof.

(y) Exhibit C to such Master Lease is hereby amended and restated in its entirety to read as set forth in Exhibit B-2 attached to and made a part of this Agreement.

(iii) In the case of ML 3,

(x) The definition of “Base Rent” contained in such Master Lease is hereby amended and restated in its entirety to read as follows:

“Base Rent”: For any period prior to September 30, 2013, rent at the annual rate applicable for such period under this Lease prior to its amendment by that Agreement Regarding Master Leases dated September 30, 2013 between Lessor and Tenant, (b) for the period from September 30, 2013 to April 30, 2014, rent at an annual rate equal to $22,947,181 per annum, and (c) for a particular Rent Calculation Year thereafter, an annual rental amount equal to the sum of (i) the Prior Period Base Rent, plus (ii) if the Patient Revenues for the calendar year preceding the commencement of such Rent Calculation Year equaled or exceeded seventy-five percent (75%) of the Adjusted Base Patient Revenues, two and seven-tenths percent (2.7%) of the Prior Period Base Rent. Notwithstanding the foregoing, nothing contained in this definition shall limit the applicability of Section 19.2 and Section 19.3 hereof.

(y) Exhibit C to such Master Lease is hereby amended and restated in its entirety to read as set forth in Exhibit B-3 attached to and made a part of this Agreement.

(iv) In the case of ML 4,

(x) The definition of “Base Rent” contained in such Master Lease is hereby amended and restated in its entirety to read as follows:

“Base Rent”: (a) For any period prior to September 30, 2013, rent at the annual rate applicable for such period under this Lease prior to its amendment by that certain Agreement Regarding Master Leases dated September 30, 2013 between Lessor and Tenant, (b) for the period from September 30, 2013 to April 30, 2014, rent at an annual rate equal to $41,716,941 per annum, and (c) for a particular Rent Calculation Year thereafter, an annual rental amount equal to the sum of (i) the Prior Period Base Rent, plus (ii) if the Patient Revenues for the calendar year preceding the commencement of such Rent Calculation Year equaled or exceeded seventy-five percent

(75%) of the Adjusted Base Patient Revenues, two and seven-tenths percent (2.7%) of the Prior Period Base Rent. Notwithstanding the foregoing, nothing contained in this definition shall limit the applicability of Section 19.2 and Section 19.3 hereof.

(y) Exhibit C to such Master Lease is hereby amended and restated in its entirety to read as set forth in Exhibit B-4 attached to and made a part of this Agreement.

(b) From time to time from and after the date of this Agreement, but in no event later than March 15, 2015 (the “Transfer Notice Deadline”), Lessor may notify Tenant of its election to require that a Terminating Leased Property or Terminating Leased Properties identified by Lessor in its notice (each, a “Transfer Notice”) be transferred and transitioned as provided in this Agreement;

(c) Each Transfer Notice shall specify the date (subject to extension as described below, the applicable “Transfer Date”) on which such transfer and transition is to occur with respect to the identified Terminating Leased Property(ies) (contingent upon the obtaining of any necessary regulatory approvals and the satisfaction of Lessor’s other requirements for the commencement of the lease, or closing of the sale, with the applicable replacement operator), which Transfer Date shall be not less than forty-five (45) days after Tenant’s receipt of the applicable Transfer Notice (provided, however, that (i) if the Transfer Date specified by Lessor in its Transfer Notice is less than ninety (90) days after Tenant’s receipt of such Transfer Notice, then, if Tenant shall reasonably and in good faith determine (which determination shall be made as soon as practicable) that an extension of the specified Transfer Date is required due to the requirements of the Worker Adjustment and Retraining Notification Act, then, as soon as practicable, but in any event within fifteen (15) days of such determination by Tenant, Tenant shall so notify Lessor in writing, and the Transfer Date that was specified in Lessor’s Transfer Notice shall be extended to such later date set forth in such notice by Tenant by which the requirements of the Worker Adjustment and Retraining Notification Act shall be satisfied (which date shall not, in any event, be later than the ninetieth (90th) day after Tenant’s receipt of such Transfer Notice) and (ii) Lessor shall have the right, at its option by written notice (the “Extension Notice”) to Tenant from time to time after delivery of the applicable Transfer Notice, to extend the Transfer Date; provided that the Transfer Date specified by Lessor, exclusive of any extension pursuant to clause (i) above, may not be extended by Lessor beyond April 30, 2015 (the Transfer Date, as it may be extended by Lessor pursuant to clause (ii) above or by Tenant pursuant to clause (i) above (including, in the case of an extension by Tenant, beyond April 30, 2015), is referred to herein as the “Lessor’s Outside Closing Date”);

(d) The expiration date of the Term for the Terminating Leased Property(ies) shall be: (i) with respect to a Terminating Leased Property as to which the closing of a transfer, or the completion of a Facility Termination, has occurred with respect thereto, in accordance with the terms of the Master Leases and this Agreement, prior to September

30, 2014, the date of such closing or the date of completion of such Facility Termination, as applicable, and (ii) in all other cases, September 30, 2014 (for the avoidance of doubt, notwithstanding the expiration of the Term of any Terminating Leased Property(ies), under this clause (ii), Tenant shall continue to have the right as tenant to use and occupy such Terminating Leased Property(ies) in accordance with the Master Leases and this Agreement (i.e., to effectuate the transfer or wind down of operations, as applicable), and no holdover tenancy shall be deemed to occur thereby, so long as Tenant vacates such Terminating Leased Property(ies) and redelivers possession thereof to Lessor, in accordance with the requirements of the Master Leases and this Agreement, on or prior to the expiration of the applicable Reimbursement Period, as further described below);

(e) In the event that the Term expires with respect to one or more Terminating Leased Properties prior to September 30, 2014 as provided in Section 2(d)(i) above (each such Terminating Leased Property is referred to herein as an “Early Terminating Leased Property”, the applicable expiration date of the Term for any such Early Terminating Leased Property is referred to herein as the “Applicable Early Expiration Date” and the period from the Applicable Early Expiration Date for any such Early Terminating Leased Property through September 30, 2014 is referred to herein as the “Applicable Deficiency Period”), Tenant shall remain obligated to pay to Lessor, with respect to the aggregate of all such Early Terminating Leased Properties and the Applicable Deficiency Period relating thereto, the Applicable Deficiency Amount (if any), as hereinafter defined. As used in this Agreement, the “Applicable Deficiency Amount” for such Early Terminating Leased Properties and Applicable Deficiency Period is equal to the amount, if any, by which (i) the aggregate Base Rent that would have been owed under the applicable Master Lease with respect to such Applicable Deficiency Period and have been attributable to such Early Terminating Leased Properties exceeds (ii) the aggregate amount of base rent or minimum rent or similar net rent that is owed or paid to Lessor by the replacement operator(s), if any, of such Early Terminating Leased Properties (x) with respect to such Applicable Deficiency Period and (y) attributable to such Early Terminating Leased Properties. For the avoidance of doubt, the expiration of the Applicable Deficiency Period shall not be extended beyond September 30, 2014 by any Extension Notice.

For purposes of the foregoing calculations, (1) the amount referenced in clause (i) above shall be calculated based upon the product of the Transferred Property Percentage applicable to such Early Terminating Leased Property and the aggregate amount of Base Rent that was owing under the applicable Master Lease immediately prior to the Applicable Early Expiration Date and taking into account thereafter, and including in the amount calculated under clause (i) above, any escalations in the aggregate amount of Base Rent that would have occurred under the definition of “Base Rent” in, and Section 3.1 of, the applicable Master Lease during such Applicable Deficiency Period and have increased the amount of the above referenced product if not for the early termination of the applicable Master Lease with respect to the Early Terminating Leased Properties, and (2) the amount referenced in clause (ii) above shall be calculated in a similar manner with respect to the Early Terminating Leased Properties and such period, but based upon the transferred property percentage or similar allocation percentage, the aggregate amount of base rent, minimum rent or similar net rent and the scheduled rent escalations that are applicable to the Early Terminating Leased Properties and such period under the successor lease, if any (for the avoidance of doubt, Lessor and Tenant acknowledge and agree that the above calculations shall exclude any expenses that would constitute Additional Charges under the Master Lease, or escrows therefor, that may be payable by any replacement operator).

With respect to each Early Terminating Leased Property, Lessor may send invoices to Tenant from time to time (but not more often than monthly) for the amount of any Applicable Deficiency Amount that is owing (with a breakdown by Facility) to Lessor for any part of the Applicable Deficiency Period, together with a certification by Lessor certifying to Tenant that the amount so invoiced to Tenant has been calculated by Lessor in accordance with the requirements of this Section 2(e), and each such invoice shall be payable by Tenant to Lessor within seven (7) Business Days following Tenant’s receipt of any such invoice. Tenant shall be entitled to reasonable inspection rights related to the calculation of the Applicable Deficiency Amount but shall not be entitled to examine the lease of any successor operator.

Notwithstanding anything contained herein to the contrary, in no event shall the Applicable Deficiency Amount exceed $12,500,000 on an aggregate basis for all Early Terminating Leased Properties.

(f) Each of Lessor and Tenant shall comply with the provisions of Section 40.3 of the Master Leases, and any other applicable provisions of the Master Leases relating to transfer of operations, in connection with any such early transition and transfer of any Terminating Leased Property(ies) identified from time to time by Lessor (and, in addition, prior to the applicable Transfer Date with respect to each Terminating Leased Property, Tenant and the applicable replacement operator identified by Lessor shall enter into an Operations Transfer Agreement that is usual and customary for facilities comparable to the Terminating Leased Property(ies) and otherwise in a form mutually and reasonably agreed upon by Tenant and such replacement operator; relative to the foregoing, Tenant further agrees, upon reasonable advance notice from Lessor, to use good faith and commercially reasonable efforts to enter into such Operations Transfer Agreement concurrently with such replacement operator’s entry into a lease of the subject Terminating Leased Property(ies) with Lessor or as soon thereafter as practicable);

(g) Unless Lessor otherwise notifies Tenant in writing that Tenant may commence a Facility Termination with respect to a Terminating Leased Property (or Lessor is deemed to have delivered such notice pursuant to Section 2(h) below) (such notice or deemed notice, a “Facility Termination Notice”), Tenant shall continue to operate such Terminating Leased Property until the earlier to occur of the following dates: (i) if Lessor delivers a Transfer Notice and the applicable closing occurs, the closing date of such transfer, and (ii) if Lessor delivers a Transfer Notice by the Transfer Notice Deadline but fails, on or after the Transfer Notice Deadline, to close such transfer on or before the applicable Lessor’s Outside Closing Date, such Lessor’s Outside Closing Date. Notwithstanding anything to the contrary contained in any Master Lease, Tenant acknowledges and agrees that Tenant has elected to forego, and hereby elects to forego, its rights under the Master Leases (including, without limitation, Section 40.3 of each Master Lease) to reimbursement of operating deficits, and operating losses and expenses, during any Reimbursement Period that may apply to any of the Terminating Leased Properties, and, instead, (x) during any Reimbursement Period, Tenant shall continue to be responsible for payment of all applicable Additional Charges and any other costs and expenses of continuing to comply with the applicable Master Lease as to each Terminating Leased Property and (y) commencing on October 1, 2014, Lessor shall be obligated to allow Tenant to pay reduced Base Rent (the “Reduced Base Rent Obligation”) with respect to such Terminating Leased Property as provided in Section 2(i) below (or zero Base Rent, in the circumstances and during the time frame referenced in Sections 2(i) and 2(j) below), as if Lessor had procured a “Qualified Successor” and issued a timely Section 40.3 Notice with respect thereto (it being agreed that, if Lessor has issued a Transfer Notice with respect to a particular Terminating Leased Property but, as of the Transfer Date specified therein (as such Transfer Date may be extended as provided in Section 2(c) above), Lessor is not prepared to complete a transfer and transition of such Terminating Leased Property to a replacement operator, from and after such Transfer Date, Lessor and Tenant shall continue to have the post expiration and other obligations referenced in Section 40.3 of the applicable Master Lease, as amended by this Section 2(g) and the other provisions of this Agreement, relating to such Terminating Leased Property, including, as and when applicable with respect to such Terminating Leased Property, the right of Tenant to commence a Facility Termination upon receipt of a Facility Termination Notice or as the result of a deemed Facility Termination Notice as described in Section 2(h) below, and Lessor shall comply with the Reduced Base Rent Obligation;

(h) If, with respect to a particular Terminating Leased Property, (i) Lessor has not delivered a Transfer Notice on or prior to the Transfer Notice Deadline, (ii) Lessor has not delivered a Facility Termination Notice on or prior to April 30, 2015 (except that this clause (ii), and clause (iii) below, shall not apply to a Terminating Leased Property as to which Lessor has delivered a Transfer Notice but the closing has not occurred on or prior to April 30, 2015 due to an extension of the Transfer Date by Tenant beyond April 30, 2015 pursuant to Section 2(c)(i) above), (iii) subject to clause (ii) above, Lessor has delivered a Transfer Notice but the closing has not occurred with respect thereto on or prior to April 30, 2015 or (iv) clause (iii) above is applicable and the closing with respect thereto does not occur on the extended Transfer Date, then Lessor shall be deemed to have irrevocably delivered a Facility Termination Notice as of (x) the day after the Transfer Notice Deadline (if clause (i) above is applicable), (y) May 1, 2015 (if clause (ii) or (iii) above is applicable) or (z) the day after the extended Transfer Date referenced in clause (iv) above (if clause (iv) above is applicable), and Tenant shall thereafter have the right to commence a Facility Termination. Provided that Tenant diligently proceeds toward the completion of a Facility Termination (whether pursuant to a Facility Termination Notice issued by Lessor or a deemed Facility Termination Notice), Tenant shall have such period of time to complete such Facility Termination as Tenant reasonably, in good faith and with due diligence requires to complete such Facility Termination (and the Reimbursement Period shall continue during such period), and Tenant shall not be a holdover tenant as long as it is proceeding in such manner to complete such Facility Termination;

(i) In the case of each Terminating Leased Property, the Reimbursement Period, if any, that is applicable thereto shall commence on October 1, 2014, and, instead of ending on the earliest of the dates referenced in clauses (i), (ii) and (iii) of Section 40.3 of each Master Lease, shall end on the earliest to occur of: (i) the date that the turnover of possession occurs under an Operations Transfer Agreement between Tenant and a replacement operator identified by Lessor with respect to such Terminating Leased Property; and (ii) the date that Tenant completes a Facility Termination (or reasonably should have completed such Facility Termination acting reasonably, in good faith and with due diligence) with respect to such Terminating Leased Property in accordance with the applicable Master Lease (as amended by this Agreement); provided, however, that, if clause (ii) is applicable, commencing on the ninety first (91st) day after the date of delivery or deemed delivery of the Facility Termination Notice relative to such Terminating Leased Property, Base Rent allocable to such Terminating Leased Property shall be reduced to zero until the end of the applicable Reimbursement Period; and

(j) In the event that, as of October 1, 2014, a Reimbursement Period is in effect for any of the Terminating Leased Properties, then, commencing on October 1, 2014 and on the first day of each month thereafter that a Reimbursement Period remains in effect on such first day for any of the Terminating Leased Properties (for each month, each such Terminating Leased Property as to which a Reimbursement Period remains in effect as of the first day of such month is referred to herein as a “Reimbursement Period TLP”), (w) the aggregate amount of the monthly Base Rent that is allocable to the Reimbursement Period TLPs for such month, before adjustment as provided in this Section 2(j), shall be calculated, (x) such aggregate amount shall be divided by the number of Reimbursement Period TLPs as of the first day of such month to obtain an average amount of Base Rent as to each such Reimbursement Period TLP for such month (such average amount for a particular month is referred to herein as the “Applicable Average Monthly Base Rent”), (y) for each of the months of October, November and December of 2014, (1) if the number of Reimbursement Period TLPs for such month is ten (10) or less, Tenant shall be obligated to pay to Lessor, as Base Rent for such month with respect to each Reimbursement Period TLP, the Applicable Average Monthly Base Rent and (2) if the number of Reimbursement Period TLPs for such month exceeds ten (10), Tenant shall be obligated to pay to Lessor as Base Rent for such month (A) for each of ten (10) Reimbursement Period TLPs designated by Lessor, the Applicable Average Monthly Base Rent and (B) for each remaining Reimbursement Period TLP, fifty percent (50%) of the Applicable Average Monthly Base Rent, and (z) for each month after December 2014, Tenant shall be obligated to pay to Lessor, as Base Rent for such month for each Reimbursement Period TLP, fifty percent (50%) of the monthly Base Rent amount that was allocable to such Reimbursement Period TLP as of October 1, 2014 (before adjustment as provided in this Section 2(j)). In the event that, pursuant to Section 2(i) above, as to a particular Reimbursement Period TLP, the Base Rent has been reduced to zero as of the date that a calculation is being made under Section 2(j) clauses (w) and (x) above, the Applicable Average Monthly Base Rent shall be calculated as if any such reduction of Base Rent to zero had not occurred, but, as to such Reimbursement Period TLP, in lieu of the amount of Base Rent that would be payable to Lessor by Tenant with respect to such Reimbursement Period TLP for such month under this Section 2(j), Tenant shall be obligated to pay zero Base Rent (or, if, for a particular Reimbursement Period TLP, a reduction of Base Rent to zero pursuant to such Section 2(h) becomes applicable after the first day of a particular month, Tenant shall be obligated to pay, for such Reimbursement Period TLP and such month, the Base Rent amount specified in this Section 2(j)) until such reduction to zero becomes applicable and thereafter to pay zero Base Rent until the earlier of the end of such month or the end of the Reimbursement Period applicable to such Reimbursement Period TLP). For example, assume that (aa) as of October 1, 2014, there remain fifteen (15) Reimbursement Period TLPs as to which a Reimbursement Period remains in effect, and the Base Rent allocable to such fifteen (15) Reimbursement Period TLPs is $50,000.00 per month as to Reimbursement Period TLP A, $75,000.00 per month as to Reimbursement Period TLP B, $175,000.00 per month as to Reimbursement Period TLP C and $100,000.00 per month as to the remaining twelve (12) such Reimbursement Period TLPs, (bb) as of January 1, 2015, a Reimbursement Period remains in effect for only Reimbursement Period TLP A, Reimbursement Period TLP B and Reimbursement Period TLP C, and (cc) as of January 15, 2015, pursuant to the terms of Section 2(i) above, Base Rent is reduced to zero with respect to Reimbursement Period TLP C. In such example, (X) Tenant would be obligated to pay to Lessor $1,250,000.00 in Base Rent for October 2014 and such 15 Reimbursement Period TLPs (the Applicable Average Monthly Base Rent Amount for such month would equal $100,000.00 ($50,000.00 + $75,000.00 + $175,000.00 + (12 x $100,000.00) = $1,500,000.00, which divided by 15 = $100,000.00), so Tenant would pay that amount for 10 of such Reimbursement Period TLPs designated by Lessor and would pay 50% of such amount for the remaining 5 such Reimbursement Period TLPs ((10 x $100,000.00) + (5 x 0.50 x $100,000.00) = $1,000,000.00 + $250,000.00), (Y) for January 2015, Tenant would be obligated to pay to Lessor $25,000.00 in Base Rent for Reimbursement Period TLP A and $37,500.00 in Base Rent for Reimbursement Period TLP B and (Z) relative to January 2015, Tenant would be obligated to pay to Lessor 14/31 x $87,500.00 in Base Rent for Reimbursement Period TLP C.

(k) In the case of any Facility Termination with respect to any Terminating Leased Property, to the extent permitted by applicable Legal Requirements, Tenant shall preserve in force any Authorizations relating to such Terminating Leased Property, until possession of such Terminating Leased Property is surrendered to Lessor or its designee, and, if requested by Lessor, Tenant shall, to the extent permitted by applicable Legal Requirements, transfer to Lessor or Lessor’s designee and/or cooperate in all reasonable respects with Lessor or Lessor’s designee to enable Lessor or Lessor’s designee to apply for and obtain all Authorizations necessary for the operation of such Terminating Leased Property for its Primary Intended Use and with all of its current licensed beds. The costs of any such transfer or obtaining of Authorizations shall be paid by Lessor or its designee.

3. Base Rent Increases. In addition to, and without limitation of, any Base Rent escalations that are scheduled to occur under the terms of the Master Leases between the date of this Agreement and October 1, 2014, as of October 1, 2014, the Base Rent under ML1, ML2 and ML5 shall increase by an aggregate amount equal to Fifteen Million Dollars ($15,000,000), and such Base Rent increase shall be allocated among ML1, ML2 and ML5, and among the individual Leased Properties demised under ML1, ML2 and ML5, in the manner set forth on Exhibit C attached to and made a part of this Agreement, which identifies the amount of the annual Base Rent increase or decrease for each property listed thereon. Contemporaneously with such rent increase, and without further action of Lessor and Tenant, as to each Master Lease that includes a Leased Property as to which a portion of such rent increase is allocated, Exhibit C of such Master Lease shall be modified and amended so as to add thereto the allocations of Base Rent referenced in this Section 3, and the Transferred Property Percentages of the Leased Properties included in such Master Lease shall be recalculated so that each such Leased Property shall have a Transferred Property Percentage equal to the percentage that the Base Rent allocated to such Leased Property (including any Base Rent increase that is allocated thereto pursuant to this Section 3) comprises of the aggregate Base Rent for all Leased Properties included in such Master Lease (including any Base Rent increase allocated to such Leased Properties pursuant to this Section 3) and so that the aggregate of all Transferred Property Percentages for the Leased Properties included in such Master Lease equals 100%.

4. Payment to Lessor. In consideration of Lessor’s entry into this Agreement and ML5, Tenant shall pay to Lessor the sum of Twenty Million Dollars ($20,000,000.00), which sum shall be paid to Lessor by wire transfer to the account referenced on Exhibit D attached to and made a part of this Agreement contemporaneously with the parties entry into this Agreement.

5. IGT.

(a) Tenant shall not allow any Facility to participate in any IGT Program, including entering into any agreement with respect thereto, unless (i) Landlord approves of such participation in its sole and absolute discretion, or (ii) Tenant’s participation is a Compliant Participation. Subject to Section 5(g), this section does not diminish or abrogate any other requirements (including consent rights) that may exist under the Master Leases with respect to specific parts of the such participation, e.g., approval rights with respect to specific agreements.

(b) The following terms shall have the meanings ascribed to them below:

“Compliant Participation” means Tenant’s participation in an IGT Program pursuant to agreements that have all of the following characteristics:

(i)

(x) If possible, Tenant subleases the Facility pursuant to a sublease that otherwise complies with all applicable terms and conditions in the applicable Master Lease (subject to Section 5(g)), such that in each month, such amount of such sublease rents paid to Landlord pursuant to Section 25.1.7 of such Master Lease are set to be equivalent to the Monthly IGT Share Amount for such month;

(y) Or if the sublease described in clause (x) is not possible to implement, the parties acting reasonably, have agreed on, and are able to implement, an alternate structure that achieves the substantially same distribution of economic benefits as contemplated by clause (x);

(ii) Tenant’s participation, taking account of the provisions of the Master Leases, would not result in Landlord receiving any rent or other amounts that do not qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations (the “Regulations”) and Landlord shall have received a legal opinion from counsel of its choosing that any amounts it receives will be treated as “rents from real property” within the meaning of Section 856(d) of the Code. Should the Code or the Regulations, or interpretations of them by the Internal Revenue Service contained in Revenue Rulings, be changed so that any such amounts no longer qualifies as “rent from real property” for the purposes of Section 856(d) of the Code and the Regulations, then such amounts shall be adjusted so that it will qualify, provided however that any adjustments required pursuant to this Section shall be made so as to produce the equivalent (in economic terms) amounts as payable prior to the adjustment;

(iii) Tenant’s participation has not been structured in such a way as to evade payments to Landlord contemplated by this Section 5;

(iv) Landlord and Tenant have each received such other documentation and entered into such agreements as Landlord may reasonably require; and

(v) Tenant and Landlord have agreed on the Monthly IGT Share Amounts for each applicable month.

“IGT Program” means an intergovernmental transfer program pursuant to which a Facility (including any person or entity operating such Facility) receives a greater Medicaid reimbursement rate.

(c) Prior to commencement of any Compliant Participation, Landlord and Tenant shall reasonably and mutually determine for each remaining month during the term of the Lease (including any renewal or extension periods) what amount (for each month, the “Monthly IGT Share Amount”) is 20% of the expected increase in gross revenue that is attributable to Tenant’s participation in the IGT Program.

(d) With respect to any assignment or sublet that relates to an IGT Program, the references in Section 25.1.7 of each Master Lease to “80%” shall be deemed to be references to “100%.” For example, if an IGT Program involved Tenant subleasing a Facility to a hospital, Landlord would receive all of the amount by which such sublease rent exceeded the rent under the Master Lease with respect to such Facility.

(e) Section 36 of each Master Lease is deemed to apply to this Agreement.

(f) Any Fair Market Rental determination pursuant to Article XXXV of the Applicable Master Lease shall be made assuming that the Facility does not participate in the IGT Program.

(g) With respect to subleases that relate to Compliant Participations, (i) in lieu of satisfying the requirements set forth in Sections 25.1.2(b), 25.1.8(d) and 25.2 of the applicable Master Leases, such subleases and their subtenants must be acceptable to Landlord in Landlord’s reasonable discretion, and (ii) in lieu of the specific deliverables required pursuant to Section 25.1.5 of the applicable Master Leases, Tenant shall make such additional information available as Landlord may reasonably request, and (iii) Landlord shall not have the right to terminate the Master Lease as provided in the penultimate sentence of Section 25.1.5 in response to a Tenant’s Notice relating to such a sublease.

6. Mt. Carmel. Relative to the Mt. Carmel Leased Property Lessor and Tenant agree as follows:

(a) Pursuant to Section 40.3 of ML3, Lessor hereby gives notice to Tenant that it may commence a Facility Termination relative to the Mt. Carmel Leased Property, and Tenant agrees to commence such Facility Termination on or prior to October 31, 2013 and thereafter to proceed diligently and in compliance with all applicable Legal Requirements to complete such Facility Termination in three (3) phases as follows:

(i) Tenant shall proceed to (x) remove and relocate all patients from, and terminate all employees (except for security personnel retained in connection with the performance of Tenant’s obligations under Section 6(a)(ii) below) relating to, the Mt. Carmel Leased Property in accordance with all applicable Legal Requirements, (y) take any and all necessary or appropriate steps to secure and, if appropriate, board up the Mt. Carmel Leased Property in a safe and secure condition and (z) take any and all other necessary or appropriate steps to comply, in a timely manner, with all applicable requirements of third party payors relating to the termination of agreements with them and the closure of the Mt. Carmel Leased Property (e.g., filing of final cost reports, termination of Medicare/Medicaid payor agreements, etc.). In connection with the relocation of patients referenced above, Tenant agrees to use commercially reasonable efforts to include on any lists that are delivered to patients and/or their families of potential relocation facilities to be considered by them the nearby facilities that are owned by Lessor or an Affiliate and commonly known as Waukesha Springs, 1810 Kensington Drive, Waukesha, Wisconsin and South Shore Manor, 1915 E. Tripoli Avenue, St. Francis, Wisconsin, to the extent permitted by the Wisconsin Department of Health and applicable law; and

(ii) During the period from the completion of the obligations described in Section 6(a)(i) above until the Mt. Carmel Termination Date as described in Section 6(b) below, Tenant shall keep and maintain the Mt. Carmel Leased Property in a boarded up, safe and secure condition (including, without limitation, implementing such security and maintenance measures, and maintaining such utility services, as may be necessary or appropriate to protect the Mt. Carmel Leased Property against vandalism, theft, waste, mold or other harm while in its vacant state and, to the extent required by ML 3, to keep the structural components and operating systems of the Mt. Carmel Leased Property in readiness for the recommencement of use in good condition and operating repair); and

(iii) At any time after the removal and relocation of the patients referred to in Section 6(a)(i) above, Tenant may provide Lessor with notice of its ability to complete the Facility Termination pursuant to this Section 6 (the “Facility Termination Notice”). Upon receipt of the Facility Termination Notice, Lessor may provide Tenant with written notice to vacate the Mt. Carmel Leased Property. Upon receipt of such notice Tenant shall have 15 days to complete the Facility Termination relative to the Mt. Carmel Leased Property, including, without limitation, (x) fully vacating the Mt. Carmel Leased Property, and (y) terminating any and all remaining subleases, vendor and service contracts and other agreements that Tenant may have entered into with respect to the Mt. Carmel Leased Property (relative to this clause (y)), at the end of such fifteen (15) day period. In connection with the surrender of possession referenced above, Tenant shall remove all of Tenant’s Personal Property located at the Mt. Carmel Leased Property, and repair any damage caused thereby, and Lessor hereby waives its option to purchase such Tenant’s Personal Property under Section 37.2 of ML3.

(b) Tenant shall remain responsible for the payment and performance of all obligations of Tenant under ML3 with respect to the Mt. Carmel Leased Property (other than payment pursuant to Section 40.20 of ML3 of the “Mt. Carmel Amount”, as such term is defined in Section 40.20 of ML3), including, without limitation, payment of Base Rent allocable thereto, payment of Additional Charges relating thereto, performance of necessary or appropriate maintenance, repairs and replacements relating thereto and maintenance of all required insurance relating thereto (and Tenant shall cause its insurance policies relative to the Mt. Carmel Leased Property to have endorsements added thereto that recognize that the facility is vacant and keep in full force and effect the insurance coverages provided thereunder notwithstanding such vacancy) until the later (such later date, the “Mt. Carmel Termination Date”) of September 30, 2014, and the date 15 days after the Facility Termination Notice for the Mt. Carmel Leased Property, whereupon Tenant shall surrender possession of the Mt. Carmel Leased Property to Lessor or its designee in the condition required by ML3).

(c) Without limitation of Tenant’s payment obligations under Section 4 of this Agreement, Tenant shall not be obligated to pay to Lessor the “Mt. Carmel Amount”, and Lessor waives all claims related to Section 40.20 of ML3 except as provided herein.

7. Amendments to Section 7.2.7(m). Section 7.2.7(m) of each of ML1-ML4 is hereby amended and restated in its entirety to read as follows, effective as of the Effective Date referenced in ML5:

(a) In the case of ML1:

“(m) Notwithstanding anything to the contrary contained in this Section 7.2 or elsewhere in this Lease, Tenant agrees that, from and after the Effective Date, the aggregate number of beds licensed for the delivery of hospital care that (i) are sold or delicensed pursuant to Section 7.2.7 of any ML Lease or (ii) are otherwise sold or delicensed in any manner or for any reason, in the case of either of subsection (i) or (ii) at any time while the Hospital Facility(ies) to which such licensed beds relate are or were leased pursuant to any ML Lease (even if any such Hospital Facility ceases to be leased pursuant to any ML Lease), must at all times be equal to or less than 23 such beds.”

(b) In the case of ML2:

“(m) Notwithstanding anything to the contrary contained in this Section 7.2 or elsewhere in this Lease, Tenant agrees that, from and after the Effective Date, the aggregate number of beds licensed for the delivery of hospital care that (i) are sold or delicensed pursuant to Section 7.2.7 of any ML Lease or (ii) are otherwise sold or delicensed in any manner or for any reason, in the case of either of subsection (i) or (ii) at any time while the Hospital Facility(ies) to which such licensed beds relate are or were leased pursuant to any ML Lease (even if any such Hospital Facility ceases to be leased pursuant to any ML Lease), must at all times be equal to or less than 42 such beds.”

(c) In the case of ML3:

“(m) Notwithstanding anything to the contrary contained in this Section 7.2 or elsewhere in this Lease, Tenant agrees that, from and after the Effective Date, the aggregate number of beds licensed for the delivery of hospital care that (i) are sold or delicensed pursuant to Section 7.2.7 of any ML Lease or (ii) are otherwise sold or delicensed in any manner or for any reason, in the case of either of subsection (i) or (ii) at any time while the Hospital Facility(ies) to which such licensed beds relate are or were leased pursuant to any ML Lease (even if any such Hospital Facility ceases to be leased pursuant to any ML Lease), must at all times be equal to or less than zero such beds.”

(d) In the case of ML4:

“(m) Notwithstanding anything to the contrary contained in this Section 7.2 or elsewhere in this Lease, Tenant agrees that, from and after the Effective Date, the aggregate number of beds licensed for the delivery of hospital care that (i) are sold or delicensed pursuant to Section 7.2.7 of any ML Lease or (ii) are otherwise sold or delicensed in any manner or for any reason, in the case of either of subsection (i) or (ii) at any time while the Hospital Facility(ies) to which such licensed beds relate are or were leased pursuant to any ML Lease (even if any such Hospital Facility ceases to be leased pursuant to any ML Lease), must at all times be equal to or less than 16 such beds.”

8. Conflict; Unified Commercial Operating Lease. In the event of a conflict between the Master Leases and this Agreement, this Agreement shall control in all events. Except as set forth in this Agreement, the Master Leases shall remain in full force and effect. It is acknowledged and agreed that, except as otherwise expressly provided herein or in the Master Leases, the inclusion of each of the Leased Properties on a continuing basis in the Master Lease under which it is demised is an essential element of the leasing transaction described in such Master Lease for Lessor, and that, except as otherwise expressly provided herein or in the Master Leases, Lessor shall not be obligated and may not be required to lease to Tenant less than all of the Leased Properties demised pursuant to the applicable Master Lease. It is further acknowledged and agreed that each Master Lease is not a residential lease within the meaning of the U.S. Bankruptcy Code, as amended, and that each Master Lease is an operating lease, and not a capital lease, for all accounting, tax and legal purposes.

9. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, and signature pages may be delivered by facsimile or electronic mail, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10. Integration. This Agreement, the Master Leases and Existing ML5 contain the entire agreement between Lessor and Tenant with respect to the subject matter hereof. No representations, warranties or agreements have been made by Lessor or Tenant except as set forth in this Agreement, the Master Leases and Existing ML5.

11. Severability. If any term or provision of this Agreement is to be invalid or unenforceable, such term or provision shall be modified as slightly as possible so as to render it valid and enforceable; if such term or provision, as modified, shall be held or deemed invalid or unenforceable, such holding shall not affect the remainder of this Agreement and same shall remain in full force and effect.

12. Subject to Law. This Agreement was negotiated in the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. In all respects, the law of the State of New York shall govern the validity of and enforceability of the obligations of the parties set forth herein, but the parties hereto will submit to jurisdiction and the laying of venue for any suit on this Agreement in the Commonwealth of Kentucky.

13. Waivers. No waiver of any condition or covenant herein contained, or of any breach of any such condition or covenant, shall be held or taken to be a waiver of any subsequent breach of such covenant or condition, or to permit or excuse its continuance or any future breach thereof or of any condition or covenant herein.

14. Binding Character. This Agreement shall be binding upon and shall inure to the benefit of the heirs, successors, personal representatives, and permitted assigns of Lessor and Tenant.

15. Modification. This Agreement may be only be modified by a writing signed by both Lessor and Tenant.

16. Forbearance. No delay or omission by any party hereto to exercise any right or power accruing upon any noncompliance or default by any other party hereto with respect to any of the terms hereof shall impair any such right or power or be construed to be a waiver thereof.

17. Headings and Captions. The headings and captions of the sections of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

18. Gender and Number. As used in this Agreement, the neuter shall include the feminine and masculine, the singular shall include the plural, and the plural shall include the singular, except where expressly provided to the contrary.

19. Coordinated Disclosures. The parties hereto shall cooperate with respect to any disclosures of information concerning this Agreement and the transactions contemporaneous herewith, and shall share such disclosures with the other parties a reasonable period of time prior to making such disclosures in order to facilitate such cooperation.

20. Authority. The parties represent and warrant to each other that each of them, respectively, has full power, right and authority to execute and perform this Agreement and all corporate action necessary to do so has been duly taken. In order to induce Lessor to enter into this Agreement, Tenant hereby represents and warrants to Lessor that Tenant’s entry into this Agreement does not require that any consent or approval first be obtained from any lender of Tenant or its Affiliates.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TENANT:

KINDRED HEALTHCARE, INC., a Delaware corporation formerly known as Vencor, Inc.

By:	/s/ Gregory C. Miller

Name:	Gregory C. Miller

Its:	Chief Development Officer

TENANT:

KINDRED HEALTHCARE OPERATING, INC., a Delaware corporation formerly known as Vencor Operating, Inc.

By:	/s/ Gregory C. Miller

Name:	Gregory C. Miller

Its:	Chief Development Officer

LESSOR:

VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Ventas, Inc., a Delaware corporation, its general partner

By: /s/ T. Richard Riney

T. Richard Riney, Executive Vice President, Chief Administrative Officer and General Counsel

JOINDER

The undersigned, VENTAS, INC., a Delaware corporation, hereby joins in the foregoing Agreement Regarding Master Leases solely for the purpose of, subject to Section 40.2 of each Master Lease, joining with Ventas Realty, Limited Partnership, on a joint and several basis, as Lessor under ML5 referenced therein with respect to, and only with respect to, the Leased Properties commonly known as Kindred Hospital –Philadelphia (Facility No. 4614) and Kindred Hospital- Pittsburgh (Facility No. 4619), and for no other purposes. Notwithstanding anything to the contrary contained in the aforesaid Agreement, the aforesaid Tenant acknowledges and agrees, by the acceptance of this Joinder, that Ventas, Inc. shall have no liability or obligations under the aforesaid Agreement, as lessor or otherwise, with respect to any Leased Property other than the aforesaid Kindred Hospital –Philadelphia and Kindred Hospital- Pittsburgh Leased Properties.

VENTAS, INC., a Delaware corporation

By:	/s/ T. Richard Riney

T. Richard Riney, Executive Vice President, Chief Administrative Officer and General Counsel

Acknowledgments

STATE OF Kentucky   )

COUNTY OF Jefferson)

This 30th day of September, 2013, personally came before me Diane Williams, a Notary Public in and for said County and State, Gregory C. Miller, who being by me duly sworn, says that he/she is the Chief Development Officer of KINDRED HEALTHCARE, INC., a Delaware corporation, and that the seal affixed to the foregoing instrument in writing is the corporate seal of said corporation, and that said writing was signed and sealed by him/her on behalf of such corporation by its authority duly given. And the said Chief Development Officer acknowledged the said writing to be the act and deed of said corporation.

WITNESS my hand and notarial stamp/seal this 30th day of September, 2013.

/s/ Diane Williams

Notary Public

My Commission Expires:

2/22/2016

[Notarial Stamp/Seal]

STATE OF Kentucky   )

COUNTY OF Jefferson)

This 30th day of September, 2013, personally came before me Diane Williams, a Notary Public in and for said County and State, Gregory C. Miller, who being by me duly sworn, says that he/she is the Chief Development Officer of KINDRED HEALTHCARE OPERATING, INC., a Delaware corporation, and that the seal affixed to the foregoing instrument in writing is the corporate seal of said corporation, and that said writing was signed and sealed by him/her on behalf of such corporation by its authority duly given. And the said Chief Development Officer acknowledged the said writing to be the act and deed of said corporation.

WITNESS my hand and notarial stamp/seal this 30th day of September, 2013.

/s/ Diane Williams

Notary Public

My Commission Expires:

2/22/2016

[Notarial Stamp/Seal]

STATE OF Kentucky   )

COUNTY OF Jefferson)

This 30th day of September, 2013, personally came before me Terri Parker, a Notary Public in and for said County and State, T. Richard Riney, who being by me duly sworn, says that he is the Executive Vice President, Chief Administrative Officer and General Counsel of VENTAS, INC., a Delaware corporation, in its capacity as the general partner of Ventas Realty, Limited Partnership, a Delaware limited partnership, and that the seal affixed to the foregoing instrument in writing is the corporate seal of said corporation, and that said writing was signed and sealed by him on behalf of such corporation by its authority duly given, in its aforesaid general partner capacity on behalf of the aforesaid limited partnership. And the said Executive Vice President, Chief Administrative Officer and General Counsel acknowledged the said writing to be the act and deed of said corporation, acting in such general partner capacity.

WITNESS my hand and notarial stamp/seal this 30th day of September, 2013.

/s/ Terri Parker

Notary Public

My Commission Expires:

1/6/2017

[Notarial Stamp/Seal]

STATE OF Kentucky   )

COUNTY OF Jefferson)

This 30th day of September, 2013, personally came before me Terri Parker, a Notary Public in and for said County and State, T. Richard Riney, who being by me duly sworn, says that he is the Executive Vice President, Chief Administrative Officer and General Counsel of VENTAS, INC., a Delaware corporation, and that the seal affixed to the foregoing instrument in writing is the corporate seal of said corporation, and that said writing was signed and sealed by him on behalf of such corporation by its authority duly given. And the said Executive Vice President, Chief Administrative Officer and General Counsel acknowledged the said writing to be the act and deed of said corporation.

WITNESS my hand and notarial stamp/seal this 30th day of September, 2013.

/s/ Terri Parker

Notary Public

My Commission Expires:

1/6/2017

[Notarial Stamp/Seal]

EXHIBIT A

Terminating Leased Properties

ID	Name	Address	City	State	Zip
116	Pettigrew Rehabilitation and Healthcare Center	1515 W Pettigrew St	Durham	NC	27705
127	Northwest Continuum Care Center	128 Beacon Hill Dr	Longview	WA	98632
137	Sunnybrook Healthcare and Rehabilitation Specialists	25 Sunnybrook Rd	Raleigh	NC	27610
143	Raleigh Rehabilitation and Healthcare Center	616 Wade Ave	Raleigh	NC	27605
165	Rainier Vista Care Center	920 12th Ave SE	Puyallup	WA	98372
188	Cypress Pointe Rehabilitation and Health Care Centre	2006 S 16th St	Wilmington	NC	28401
191	Silas Creek Manor	3350 Silas Creek Pkwy	Winston-Salem	NC	27103
269	Meadowvale Health and Rehabilitation Center	1529 Lancaster St	Bluffton	IN	46714
277	Rosewood Health Care Center	550 High St	Bowling Green	KY	42101
281	Riverside Manor Healthcare Center	1 State Route 136 W	Calhoun	KY	42327
289	San Luis Medical and Rehabilitation Center	2305 San Luis Pl	Green Bay	WI	54304
290	Bremen Health Care Center	316 Woodies Ln	Bremen	IN	46506
307	Lincoln Nursing Center	1410 E Gaston St	Lincolnton	NC	28092
452	Sunnyside Care Center	4515 Sunnyside Rd SE	Salem	OR	97302
501	Blue Hills Alzheimer’s Care Center	1044 Park St	Stoughton	MA	02072
503	Brigham Manor Nursing and Rehabilitation Center	77 High St	Newburyport	MA	01950
508	Crawford Skilled Nursing and Rehabilitation Center	273 Oak Grove Ave	Fall River	MA	02723
516	Hammersmith House Nursing Care Center	73 Chestnut St	Saugus	MA	01906
517	Oakwood Rehabilitation and Nursing Center	11 Pontiac Ave	Webster	MA	01570
518	Timberlyn Heights Nursing and Rehabilitation Center	320 Maple Ave	Great Barrington	MA	01230
532	Hillcrest Nursing and Rehabilitation Center	94 Summer St	Fitchburg	MA	01420
534	Country Gardens Skilled Nursing & Rehabilitation Center	2045 G A R Hwy	Swansea	MA	02777
537	Quincy Rehabilitation and Nursing Center	11 Mayor Thomas J McGrath Hwy	Quincy	MA	02169
542	Kindred Nursing and Rehabilitation-Den-Mar	44 South St	Rockport	MA	01966
554	Westgate Manor	750 Union St	Bangor	ME	04401
560	Franklin Woods Nursing and Rehabilitation Center	2770 Clime Rd	Columbus	OH	43223
563	The Crossings West Campus	89 Viets St	New London	CT	06320
567	The Crossings East Campus	78 Viets St Ext	New London	CT	06320
568	Parkway Pavilion Healthcare	1157 Enfield St	Enfield	CT	06082
570	Pickerington Nursing & Rehabilitation Center	1300 Hill Rd N	Pickerington	OH	43147
571	Logan Health Care Center	300 Arlington Ave	Logan	OH	43138
572	Winchester Place Nursing and Rehabilitation Center	36 Lehman Dr	Canal Winchester	OH	43110
581	Blueberry Hill Skilled Nursing & Rehabilitation Center	75 Brimbal Avenue	Beverly	MA	01915
584	Franklin Skilled Nursing and Rehabilitation Center	130 Chestnut St	Franklin	MA	02038
587	River Terrace Healthcare	1675 Main St	Lancaster	MA	01523
588	Kindred Nursing and Rehabilitation-Walden	785 Main St	Concord	MA	01742
593	Hanover Terrace Healthcare	49 Lyme Rd	Hanover	NH	03755
634	Cambridge Health & Rehabilitation Center	1471 Wills Creek Valley Dr	Cambridge	OH	43725
660	Savannah Specialty Care Center	11800 Abercorn St	Savannah	GA	31419
707	Rehabilitation and Nursing Center of Monroe	1212 E Sunset Dr	Monroe	NC	28112
713	Guardian Care of Zebulon	509 W Gannon Ave	Zebulon	NC	27597
723	Guardian Care of Rocky Mount	160 N Winstead Ave	Rocky Mount	NC	27804
743	Kindred Transitional Care and Rehabilitation-Northwest	1919 W Medical St	Tucson	AZ	85704
744	Cherry Hills Health Care Center	3575 S Washington St	Englewood	CO	80113
765	Eastview Medical and Rehabilitation Center	729 Park St	Antigo	WI	54409
766	Colonial Manor Medical and Rehabilitation Center	1010 E Wausau Ave	Wausau	WI	54403
769	North Ridge Medical and Rehabilitation Center	1445 N 7th St	Manitowoc	WI	54220
773	Mount Carmel Medical and Rehabilitation Center	677 E State St	Burlington	WI	53105
775	Sheridan Medical Complex	8400 Sheridan Rd	Kenosha	WI	53143
776	Woodstock Health and Rehabilitation Center	3415 Sheridan Rd	Kenosha	WI	53140

782	Danville Centre for Health and Rehabilitation	642 N 3rd St	Danville	KY	40422
785	Hillcrest Health Care Center	3740 Old Hartford Rd	Owensboro	KY	42303
787	Woodland Terrace Health Care Facility	1117 Woodland Dr	Elizabethtown	KY	42701
791	Whitesburg Gardens Health Care Center	105 Teakwood Dr SW	Huntsville	AL	35801
864	Harrodsburg Health Care Center	853 Lexington Rd	Harrodsburg	KY	40330
868	Lebanon Country Manor	700 Monroe Rd	Lebanon	OH	45036
884	Masters Health Care Center	278 Dry Valley Rd	Algood	TN	38506
1231	Oak Hill Nursing and Rehabilitation Center	544 Pleasant St	Pawtucket	RI	02860
1237	Wyomissing Nursing and Rehabilitation Center	1000 E Wyomissing Blvd	Reading	PA	19611

EXHIBIT B

Re-Allocation of Base Rent Among Terminating Properties

EXHIBIT B-1

Master Lease 1

ID	Master Lease	Bundle	Facility	Base Rent	Percentage of Master Lease Commencing Effective Date
114	1	3	Arden Rehabilitation and Healthcare Center	1,064,867	1.42481%
140	1	3	Wasatch Care Center	558,206	0.74689%
167	1	3	Canyonwood Nursing and Rehab Center	1,356,771	1.81538%
180	1	3	Vancouver Health and Rehabilitation Center	766,443	1.02551%
247	1	3	St. George Care and Rehabilitation Center	1,275,779	1.70701%
416	1	3	Park Place Health Care Center	1,457,404	1.95003%
482	1	3	Wind River Healthcare and Rehabilitation Center	858,097	1.14815%
4842	1	3	Kindred Hospital - Westminster	7,610,823	10.18341%
113	1	6	Southwood Health & Rehabilitation Center	1,219,830	1.63215%
127	1	6	Northwest Continuum Care Center	1,079,112	1.44387%
165	1	6	Rainier Vista Care Center	1,043,291	1.39594%
191	1	6	Silas Creek Manor	50,000	0.06690%
452	1	6	Sunnyside Care Center	1,998,914	2.67458%
560	1	6	Franklin Woods Nursing and Rehabilitation Center	256,117	0.34269%
572	1	6	Winchester Place Nursing and Rehabilitation Center	1,249,140	1.67137%
769	1	6	North Ridge Medical and Rehabilitation Center	694,430	0.92916%
775	1	6	Sheridan Medical Complex	262,258	0.35091%
776	1	6	Woodstock Health and Rehabilitation Center	50,000	0.06690%
868	1	6	Lebanon Country Manor	1,560,490	2.08796%
884	1	6	Masters Health Care Center	3,631,380	4.85885%
4637	1	6	Kindred Hospital - Chicago (North Campus)	4,415,229	5.90765%
4690	1	6	Kindred Hospital - Chicago (Northlake Campus)	2,826,724	3.78220%
501	1	7	Blue Hills Alzheimer’s Care Center	1,442,952	1.93069%
516	1	7	Hammersmith House Nursing Care Center	363,341	0.48616%
518	1	7	Timberlyn Heights Nursing and Rehabilitation Center	927,063	1.24043%
537	1	7	Kindred Transitional Care and Rehabilitation-Quincy	254,970	0.34115%
567	1	7	The Crossings East Campus	1,098,484	1.46979%
573	1	7	Eagle Pond Rehabilitation and Living Center	1,721,505	2.30340%
581	1	7	Kindred Transitional Care and Rehabilitation-Blueberry Hill	1,172,974	1.56946%
593	1	7	Kindred Nursing and Rehabilitation-Hanover Terrace	1,339,580	1.79238%
4602	1	7	Kindred Hospital - South Florida - Coral Gables	2,118,905	2.83513%
4652	1	7	Kindred Hospital - North Florida	4,491,344	6.00949%
150	1	8	The Tunnell Center for Rehabilitation & Healthcare	3,295,820	4.40986%
218	1	8	Kindred Nursing and Rehabilitation - Canyon West	806,852	1.07958%
221	1	8	Kindred Transitional Care and Rehabilitation-Lewiston	704,044	0.94202%
335	1	8	Lawton Healthcare Center	1,603,689	2.14576%
409	1	8	Kindred Nursing and Rehabilitation - Mountain Valley	447,255	0.59844%
433	1	8	Parkview Acres Care and Rehabilitation Center	682,338	0.91298%
441	1	8	Mountain Towers Healthcare and Rehabilitation Center	867,275	1.16043%
745	1	8	Aurora Care Center	684,973	0.91650%
4656	1	8	Kindred Hospital - Arizona - Phoenix	1,755,443	2.34881%
4848	1	8	Kindred Hospital - San Diego	1,441,839	1.92920%
137	1	9	Sunnybrook Healthcare and Rehabilitation Specialists	1,416,384	1.89515%
188	1	9	Cypress Pointe Rehabilitation and Health Care Centre	316,689	0.42374%
198	1	9	Kindred Transitional Care and Rehabilitation-Harrington	1,677,187	2.24410%
588	1	9	Kindred Nursing and Rehabilitation-Walden	365,274	0.48874%
660	1	9	Savannah Specialty Care Center	1,011,534	1.35345%
707	1	9	Rehabilitation and Nursing Center of Monroe	1,426,301	1.90842%
825	1	9	Nansemond Pointe Rehabilitation and Healthcare Center	1,873,006	2.50611%
829	1	9	River Pointe Rehabilitation and Healthcare Center	827,565	1.10730%
4628	1	9	Kindred Hospital - Chattanooga	1,364,253	1.82539%
4680	1	9	Kindred Hospital - St. Louis	1,953,330	2.61359%

52			Total	74,737,473	100.00000%

EXHIBIT B-2

Master Lease 2

ID	Master Lease	Bundle	Facility	Base Rent	Percentage of Master Lease Commencing Effective Date
222	2	1	Kindred Nursing and Rehabilitation - Nampa	482,805	1.00579%
513	2	1	Hallmark Nursing and Rehabilitation Center	1,350,162	2.81267%
592	2	1	Kindred Transitional Care and Rehabilitation-Greenbriar	2,742,130	5.71243%
842	2	1	Bay Pointe Medical and Rehabilitation Center	340,074	0.70845%
4612	2	1	Kindred Hospital - Kansas City	4,462,056	9.29540%
4615	2	1	Kindred Hospital - Sycamore	3,947,304	8.22306%
4807	2	1	Kindred Hospital - Ontario	6,598,949	13.74700%
111	2	4	Kindred Transitional Care and Rehabilitation-Rolling Hills	396,004	0.82496%
223	2	4	Kindred Nursing and Rehabilitation - Weiser	765,724	1.59516%
282	2	4	Maple Manor Health Care Center	794,016	1.65410%
294	2	4	Windsor Estates Health & Rehab Center	625,549	1.30315%
706	2	4	Guardian Care of Henderson	760,746	1.58479%
726	2	4	Guardian Care of Elizabeth City	1,152,881	2.40169%
780	2	4	Columbus Health and Rehabilitation Center	437,088	0.91055%
4654	2	4	Kindred Hospital (Houston Northwest Campus)	3,303,433	6.88174%
168	2	5	Lakewood Healthcare Center	1,164,224	2.42532%
289	2	5	San Luis Medical and Rehabilitation Center	1,009,547	2.10310%
634	2	5	Cambridge Health & Rehabilitation Center	916,382	1.90902%
743	2	5	Kindred Transitional Care and Rehabilitation-Northwest	50,000	0.10416%
744	2	5	Cherry Hills Health Care Center	663,542	1.38230%
766	2	5	Colonial Manor Medical and Rehabilitation Center	521,047	1.08545%
4653	2	5	Kindred Hospital - Tarrant County (Fort Worth SW)	2,749,304	5.72738%
4668	2	5	Kindred Hospital - Fort Worth	2,346,088	4.88739%
508	2	6	Crawford Skilled Nursing and Rehabilitation Center	1,065,882	2.22046%
532	2	6	Hillcrest Nursing and Rehabilitation Center	435,033	0.90626%
534	2	6	Country Gardens Skilled Nursing & Rehabilitation Center	747,668	1.55755%
584	2	6	Franklin Skilled Nursing and Rehabilitation Center	677,313	1.41099%
1228	2	6	Lafayette Nursing and Rehab Center	2,501,319	5.21077%
4674	2	6	Kindred Hospital - Central Tampa	4,996,575	10.40891%

29			Total	48,002,845	100.00000%

EXHIBIT B-3

Master Lease 3

ID	Master Lease	Bundle	Facility	Base Rent	Percentage of Master Lease Commencing Effective Date
116	3	4	Pettigrew Rehabilitation and Healthcare Center	1,067,450	4.65177%
143	3	4	Raleigh Rehabilitation and Healthcare Center	2,065,021	8.99902%
269	3	4	Meadowvale Health and Rehabilitation Center	224,084	0.97652%
281	3	4	Riverside Manor Healthcare Center	1,133,328	4.93886%
307	3	4	Lincoln Nursing Center	1,330,221	5.79688%
554	3	4	Westgate Manor	1,655,429	7.21408%
563	3	4	The Crossings West Campus	82,126	0.35789%
568	3	4	Parkway Pavilion Healthcare	2,365,469	10.30832%
587	3	4	River Terrace Healthcare	913,305	3.98003%
694	3	4	Kindred Transitional Care and Rehabilitation-Wedgewood	737,398	3.21346%
713	3	4	Guardian Care of Zebulon	1,375,700	5.99507%
773	3	4	Mount Carmel Medical and Rehabilitation Center	115,358	0.50271%
774	3	4	Mt. Carmel Health and Rehabilitation Center	50,000	0.21789%
782	3	4	Danville Centre for Health and Rehabilitation	507,749	2.21269%
1237	3	4	Wyomissing Nursing and Rehabilitation Center	1,543,017	6.72421%
4635	3	4	Kindred Hospital - San Antonio	2,042,507	8.90091%
4647	3	4	Kindred Hospital - Las Vegas (Sahara Campus)	1,338,525	5.83307%
4660	3	4	Kindred Hospital - Mansfield	1,010,901	4.40534%
4662	3	4	Kindred Hospital - Greensboro (with SAU 7662 - 23 beds)	2,381,813	10.37955%
4673	3	4	Kindred Hospital - Boston North Shore	1,007,777	4.39173%

20			Total	22,947,181	100.00000%

EXHIBIT B-4

Master Lease 4

ID	Master Lease	Bundle	Facility	Base Rent	Percentage of Master Lease Commencing Effective Date
146	4	1	Rose Manor Healthcare Center	1,101,836	2.64122%
148	4	1	Kindred Transitional Care and Rehabilitation-Village Square	1,110,035	2.66087%
209	4	1	Valley View Health Care Center	707,303	1.69548%
225	4	1	Kindred Nursing and Rehabilitation - Aspen Park	414,878	0.99451%
350	4	1	Valley Gardens Health Care & Rehabilitation Center	1,270,602	3.04577%
481	4	1	South Central Wyoming Healthcare and Rehabilitation	510,511	1.22375%
566	4	1	Windsor Rehabilitation and Healthcare Center	1,268,132	3.03985%
585	4	1	Great Barrington Rehabilitation and Nursing Center	506,828	1.21492%
4645	4	1	Kindred Hospital - South Florida Ft. Lauderdale	2,319,282	5.55957%
4685	4	1	Kindred Hospital - Houston	4,013,493	9.62077%
503	4	3	Brigham Manor Nursing and Rehabilitation Center	849,982	2.03750%
517	4	3	Oakwood Rehabilitation and Nursing Center	690,830	1.65599%
542	4	3	Kindred Nursing and Rehabilitation-Den-Mar	614,403	1.47279%
559	4	3	Birchwood Terrace Healthcare	1,093,658	2.62161%
570	4	3	Pickerington Nursing & Rehabilitation Center	387,958	0.92998%
571	4	3	Logan Health Care Center	1,398,566	3.35251%
723	4	3	Guardian Care of Rocky Mount	2,208,633	5.29433%
791	4	3	Whitesburg Gardens Health Care Center	3,128,341	7.49897%
1231	4	3	Oak Hill Nursing and Rehabilitation Center	1,614,320	3.86970%
4614	4	3	Kindred Hospital - Philadelphia	1,105,385	2.64973%
4666	4	3	Kindred Hospital - New Orleans	559,481	1.34114%
4871	4	3	Kindred - Chicago - Lakeshore	1,996,627	4.78613%
131	4	5	Kindred Transitional Care and Rehabilitation-Harrison	787,572	1.88789%
213	4	5	Kindred Transitional Care and Rehabilitation-Wildwood	2,152,561	5.15992%
277	4	5	Rosewood Health Care Center	672,124	1.61115%
290	4	5	Bremen Health Care Center	872,665	2.09187%
765	4	5	Eastview Medical and Rehabilitation Center	1,090,213	2.61336%
785	4	5	Hillcrest Health Care Center	3,308,158	7.93001%
787	4	5	Woodland Terrace Health Care Facility	61,383	0.14714%
864	4	5	Harrodsburg Health Care Center	50,000	0.11986%
4664	4	5	Kindred Hospital - Albuquerque	1,814,018	4.34840%
4665	4	5	Kindred Hospital - Denver	2,037,162	4.88330%

32			Total	41,716,941	100.00000%

EXHIBIT C

Allocation of Base Rent Increase Among Properties

ID	ML #	Bundle	Name	Rent Adjustment Effective 10/1/14
150	1	8	The Tunnell Center for Rehabilitation & Heathcare	(719,000.00)
218	1	8	Canyon West Health and Rehabilitation Center	486,000.00
221	1	8	Lewiston Rehabilitation & Care Center	692,000.00
335	1	8	Lawton Healthcare Center	(245,000.00)
409	1	8	Mountain Valley Care & Rehabilitation Center	555,000.00
433	1	8	Parkview Acres Care and Rehabilitation Center	(296,000.00)
441	1	8	Mountain Towers Healthcare and Rehabilitation Center	1,074,000.00
745	1	8	Aurora Care Center	177,000.00
4656	1	8	Kindred Hospital - Arizona - Phoenix	(1,055,000.00)
4848	1	8	Kindred Hospital - San Diego	1,126,000.00
111	2	4	Rolling Hills Health Care Center	708,000.00
223	2	4	Weiser Rehabilitation & Care Center	118,000.00
282	2	4	Maple Manor Health Care Center	208,000.00
294	2	4	Windsor Estates Health & Rehab Center	(271,000.00)
706	2	4	Guardian Care of Henderson	(53,000.00)
726	2	4	Guardian Care of Elizabeth City	(147,000.00)
780	2	4	Columbus Health and Rehabilitation Center	397,000.00

4654	2	4	Kindred Hospital (Houston Northwest)	1,246,000.00
4602	5	2	Kindred Hospital - South Florida - Coral Gables	391,000.00
4614	5	2	Kindred Hospital - Philadelphia	1,145,000.00
4628	5	2	Kindred Hospital - Chattanooga	1,281,000.00
4635	5	2	Kindred Hospital - San Antonio	127,000.00
4637	5	2	Kindred Hospital - Chicago (North Campus)	3,985,000.00
4647	5	2	Kindred Hospital - Las Vegas (Sahara)	1,276,000.00
4652	5	2	Kindred Hospital - North Florida	(1,451,000.00)
4653	5	2	Kindred Hospital- Tarrant County (Fort Worth Southwest)	1,421,000.00
4660	5	2	Kindred Hospital - Mansfield	289,000.00
4662	5	2	Kindred Hospital - Greensboro	168,000.00
4664	5	2	Kindred Hospital - Albuquerque	(214,000.00)
4665	5	2	Kindred Hospital - Denver	(737,000.00)
4666	5	2	Kindred Hospital - New Orleans	1,291,000.00
4668	5	2	Kindred Hospital - Fort Worth	1,129,000.00
4673	5	2	Kindred Hospital - Boston North Shore	92,000.00
4674	5	2	Kindred Hospital - Central Tampa	(1,037,000.00)
4680	5	2	Kindred Hospital - St. Louis	(953,000.00)
4690	5	2	Kindred Hospital - Chicago (Northlake Campus)	1,423,000.00
4871	5	2	Kindred - Chicago - Lakeshore	960,000.00
113	5	3	Southwood Health & Rehabilitation Center	590,000.00
131	5	3	Harrison Health and Rehabilitation Centre	432,000.00
168	5	3	Lakewood Healthcare Center	(564,000.00)

198	5	3	Harrington House Nursing and Rehabilitation Center	(452,000.00)
213	5	3	Wildwood Health Care Center	(563,000.00)
559	5	3	Birchwood Terrace Healthcare	331,000.00
573	5	3	Eagle Pond Rehabilitation and Living Center	(147,000.00)
694	5	3	Wedgewood Healthcare Center	558,000.00
825	5	3	Nansemond Pointe Rehabilitation and Healthcare Center	257,000.00
829	5	3	River Pointe Rehabilitation and Healthcare Center	522,000.00
1228	5	3	Lafayette Nursing and Rehab Center	(551,000.00)
			Total Master Lease Agreement No. 2	15,000,000.00

EXHIBIT D

Wiring Instructions

BANK:	Key Bank
Cincinnati, OH

PAYEE:	Ventas Concentration Account

ABA:	041001039

A/C #:	359681166187